Exhibit 99.1

Press Release	Investor Contact: Will Gabrielski Senior Vice President, Finance, Investor Relations 213.593.8208 William.Gabrielski@aecom.com	Media Contact: Brendan Ranson-Walsh Vice President, Global Communications & Corporate Responsibility 213.996.2367 Brendan.Ranson-Walsh@aecom.com

AECOM reports first quarter fiscal year 2021 results

LOS ANGELES (February 8, 2021) — AECOM (NYSE:ACM), the world’s premier infrastructure consulting firm, today reported first quarter fiscal year 2021 results.

(from Continuing Operations; $ in millions, except EPS)	As Reported	Adjusted[1] (Non-GAAP)	As Reported YoY % Change	Adjusted YoY % Change
Revenue	$3,313	--	2%	--
Net Service Revenue (NSR)[2]	--	$1,476	--	(5)%[3]
Operating Income	$141	$160	62%	11%
Segment Operating Margin[4] (on NSR)	--	13.1%	--	+140	bps
Net Income	$83	$95	170%	28%
EPS (Fully Diluted)	$0.54	$0.62	184%	35%
EBITDA[5]	--	$189	--	9%
Operating Cash Flow	$7	--	NM	--
Free Cash Flow[6]	--	$(14)	--	94%
Backlog	$39,719	--	8%[7]	--

First Quarter Fiscal 2021 Accomplishments

•	As compared to the prior year, revenue increased by 2% to $3.3 billion, operating income increased by 62% to $141 million, the operating margin increased by 160 basis points to 4.3%, net income increased by 170% to $83 million and diluted earnings per share increased by 184% to $0.54.
•	Net service revenue[2] (NSR) of $1.5 billion declined by 2% on an organic[3] basis after adjusting for the impact of two fewer available workdays in the first quarter compared to the prior year.
•	Backlog in the design business increased by 9% over the prior year; contracted backlog across the Professional Services business increased by 13% and is at a record level.
•	The segment adjusted[1] operating margin[4] on NSR[2] increased by 140 basis points to 13.1%, which is a record high for a first fiscal quarter.
•	Adjusted[1] diluted earnings per share increased by 35% to $0.62 and adjusted[1] EBITDA[5] increased by 9% to $189 million over the prior year; both metrics exceeded the Company’s expectations.

•	Operating cash flow was $7 million and free cash flow[6] was a use of $14 million, which marks the strongest first quarter cash flow since fiscal 2018 and reflects a commitment to delivering more consistent cash flow phasing.
•	The Company closed on the sale of its Power and Civil construction businesses in October 2020 and January 2021, respectively.
•	The Company has executed $630 million of stock repurchases since the beginning of September 2020 at an average price of approximately $45 per share, which has reduced the diluted share count by nearly 9% to date; the Company has $825 million of capacity remaining under its $1 billion Board repurchase authorization and remains committed to returning to investors substantially all available cash and cash flow after investments are made in the business.

Fiscal 2021 Financial Guidance

•	AECOM is increasing its diluted adjusted[1] EPS guidance to between $2.60 and $2.80, which would reflect 26% growth from fiscal 2020 at the mid-point; this guidance incorporates the benefits from the accelerated pace of share repurchases during the first quarter and lower expected interest expense related to the Company’s amendment to its senior secured credit facility.

–	The Company continues to expect adjusted[1] EBITDA[5] of between $790 million and $830 million, which would reflect 9% growth at the mid-point of the range.
–	Other assumptions incorporated into guidance include:
▪	A continued expectation to achieve a 13.2% segment adjusted[1] operating margin[4] for the full year, which would reflect an increase of 90 basis points as compared to fiscal 2020.
▪	An average diluted share count for the full year of 151 million.
▪	AECOM Capital earnings of between $5 million to $10 million.
•	The Company continues to expect free cash flow[6] of between $425 million and $625 million in fiscal 2021, which is consistent with the highly cash generative nature of its Professional Services business and reflects 75% unlevered free cash flow conversion of adjusted EBITDA at the mid-point of the range.

“As our strong first quarter results demonstrated, we have successfully positioned AECOM as a pure-play Professional Services business with higher margins, a stronger return on invested capital, and a focused strategy on its largest profit pools with the best growth opportunities,” said Troy Rudd, AECOM’s chief executive officer. “The inherent attributes of our business, including a strong backlog, highly variable cost structure, diverse client base, and an agile culture, position us well to perform across varied market trends and give us confidence to deliver on our strategic and financial commitments.”

“The organization has embraced our Think and Act Globally strategy, which is inspiring our teams to focus on profitable growth and to fully deliver the full suite of AECOM’s Professional Services capabilities to our clients across the globe,” said Lara Poloni, AECOM’s president. “We secured positions on additional key frameworks this quarter that underpin our confidence in our largest international markets, such as the U.K., and our clients are increasingly turning to us to lead their ESG and sustainability initiatives, areas where we excel and are well positioned to deliver growth.”

“Our strong first quarter performance included a 140 basis point increase in the segment adjusted operating margin, resulting in 9% adjusted EBITDA growth and 35% adjusted EPS growth, underscoring the benefits of our more focused organization,” said Gaurav Kapoor, AECOM’s chief financial officer. “We made it a priority this year to deliver more consistently phased free cash flow, which enabled us to accelerate our share repurchase activity and create value for our stockholders. At the mid-point of our full year guidance, we expect to deliver more than $500 million of free cash flow between now and the end of September, creating additional opportunities to execute on our capital allocation policy, including our commitment to return substantially all available cash and free cash flow through stock repurchases.”

Business Segments

Americas

Revenue in the first quarter was $2.6 billion, a 4% increase from the prior year. Net service revenue2 of $863 million declined by 1% on an organic3 basis after adjusting for the impact of two additional available workdays in the prior year.

Operating income was $146 million and on an adjusted basis1 operating income was $151 million, both of which were effectively unchanged from the prior year. The adjusted operating margin on an NSR2 basis of 17.5% was an 80 basis point increase over the prior year, which reflects the benefits of the actions taken to enhance margins through a simplified operating structure, as well as investments in technology, shared service centers, and design centers to enhance project delivery efficiencies.

International

Revenue in the first quarter was $756 million, a 4% decrease from the prior year. Net service revenue2 of $613 million declined by 3% on an organic3 basis after adjusting for two additional available workdays in the prior year.

Operating income was $42 million compared to $29 million in the prior year. On an adjusted basis1, operating income was $43 million compared to $30 million in the prior year. The adjusted operating margin on an NSR2 basis increased by 230 basis points over the prior year to 7.0%. This performance also marked a 440 basis point increase since the beginning of fiscal 2019 when the Company began executing actions to improve margins, including consolidating real estate, implementing a streamlined G&A structure and exiting lower-returning countries.

Discontinued Operations

In October 2020, the Company closed on the sale of its Power construction business and, following the close of the first quarter, the Company closed on the sale of the Civil construction business. Results for discontinued operations included a $70 million loss related to the disposition of these businesses.

Balance Sheet

As of December 31, 2020, inclusive of discontinued operations, AECOM had $1.2 billion of total cash and cash equivalents, $2.1 billion of total debt, $874 million of net debt and $1.33 billion in unused capacity under its prior $1.35 billion revolving credit facility. Gross leverage9 of 2.3x remains below the Company’s long-term leverage target of 3.0x.

New Sustainability-Linked Financing

AECOM also announced separately that it has completed an amendment to its existing senior secured credit facilities that included incentives linked to the achievement of certain sustainability and diversity goals. The transaction extended the maturity of the facilities to 2026 and, reflecting the Company’s commitment to ESG and delivering a better world, the transaction ties a portion of the pricing of its debt to the achievement of certain sustainability and diversity measures, including reducing greenhouse gas emissions at a rate that is consistent with its previously announced Science Based Targets and increasing the percentage of women in the organization.

Tax Rate

The effective tax rate was 22.4% in the first quarter. On an adjusted basis, the effective tax rate was 26.2%. The adjusted tax rate was derived by re-computing the annual effective tax rate on earnings from adjusted net income.10 The adjusted tax expense differs from the GAAP tax expense based on the taxability or deductibility and tax rate applied to each of the adjustments.

Conference Call

AECOM is hosting a conference call tomorrow February 9th at 12 p.m. Eastern Time, during which management will make a brief presentation focusing on the Company's results, strategies and operating trends. Interested parties can listen to the conference call and view accompanying slides via webcast at https://investors.aecom.com. The webcast will be available for replay following the call.

1 Excludes the impact of non-operating items, such as non-core operating losses and transaction-related expenses, restructuring costs and other items. See Regulation G Information for a complete reconciliation of non-GAAP measures to the comparable GAAP measures.

2 Revenue, net of subcontractor and other direct costs.

3 Organic growth is calculated at constant currency and reflects revenue associated with continuing operations. Results expressed in constant currency are presented excluding the impact from changes in currency exchange rates.

4 Reflects segment operating performance, excluding AECOM Capital.

5 Net income before interest expense, tax expense, depreciation and amortization.

6 Free cash flow is defined as cash flow from operations less capital expenditures, net of proceeds from equipment disposals.

7 On a constant-currency basis.

8 Book-to-burn ratio is defined as the dollar amount of wins divided by revenue recognized during the period, including revenue related to work performed in unconsolidated joint ventures.

9 Gross leverage is comprised of EBITDA as defined in the Company’s credit agreement dated October 17, 2014, as amended, which excludes stock-based compensation, and total debt on the Company’s financial statements.

10 Inclusive of non-controlling interest deduction and adjusted for financing charges in interest expense, the amortization of intangible assets and is based on continuing operations.

About AECOM

AECOM (NYSE:ACM) is the world’s premier infrastructure consulting firm, delivering professional services throughout the project lifecycle – from planning, design and engineering to program and construction management. On projects spanning transportation, buildings, water, energy and the environment, our public- and private-sector clients trust us to solve their most complex challenges. Our teams are driven by a common purpose to deliver a better world through our unrivaled technical expertise and innovation, a culture of equity, diversity and inclusion, and a commitment to environmental, social and governance priorities. AECOM is a Fortune 500 firm and its Professional Services business had revenue of $13.2 billion in fiscal year 2020. See how we deliver what others can only imagine at aecom.com and @AECOM.

Forward-Looking Statements

All statements in this communication other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any statements of the plans, strategies and objectives for future operations, profitability, strategic value creation, coronavirus impacts, risk profile and investment strategies, and any statements regarding future economic conditions or performance, and the expected financial and operational results of AECOM. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; impacts caused by the coronavirus and the related economic instability and market volatility, including the reaction of governments to the coronavirus, including any prolonged period of travel, commercial or other similar restrictions, the delay in commencement, or temporary or permanent halting of construction, infrastructure or other projects, requirements that we remove our employees or personnel from the field for their protection, and delays or reductions in planned initiatives by our governmental or commercial clients or potential clients; losses under fixed-price contracts; limited control over operations run through our joint venture entities; liability for misconduct by our employees or consultants; failure to comply with laws or regulations applicable to our business; maintaining adequate surety and financial capacity; high leverage and potential inability to service our debt and guarantees; exposure to Brexit; exposure to political and economic risks in different countries; currency exchange rate fluctuations; retaining and recruiting key technical and management personnel; legal claims; inadequate insurance coverage; environmental law compliance and adequate nuclear indemnification; unexpected adjustments and cancellations related to our backlog; partners and third parties who may fail to satisfy their legal obligations; AECOM Capital real estate development projects; managing pension cost; cybersecurity issues, IT outages and data privacy; risks associated with the benefits and costs of the Management Services transaction, including the risk that the expected benefits of the Management Services transaction or any contingent purchase price will not be realized within the expected time frame, in full or at all; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. Any forward-looking statements are made as of the date hereof. We do not intend, and undertake no obligation, to update any forward-looking statement.

Non-GAAP Financial Information

This press release contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that non-GAAP financial measures such as adjusted EPS, adjusted EBITDA, adjusted net/operating income, adjusted tax rate, net service revenue and free cash flow provide a meaningful perspective on its business results as the Company utilizes this information to evaluate and manage the business. We use adjusted EBITDA, adjusted EPS, adjusted net/operating income and adjusted tax rate to exclude the impact of non-operating items, such as amortization expense, taxes and non-core operating losses to aid investors in better understanding our core performance results. We use free cash flow to represent the cash generated after capital expenditures to maintain our business. We present constant currency information to help assess how our underlying businesses performed excluding the effect of foreign currency rate fluctuations to aid investors in better understanding our international operational performance. We present net service revenue to exclude subcontractor costs from revenue to provide investors with a better understanding of our operational performance. We present segment adjusted operating margin to reflect segment operating performance of our Americas and International segments, excluding AECOM Capital.

Our non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of these non-GAAP measures is found in the Regulation G Information tables at the back of this release.

AECOM

Consolidated Statement of Income

(unaudited - in thousands, except per share data)

	Three Months Ended
	December 31, 2019	December 31, 2020	% Change

Revenue	$3,235,610	$3,313,155	2.4%
Cost of revenue	3,069,810	3,128,785	1.9%
Gross profit	165,800	184,370	11.2%
Equity in earnings of joint ventures	9,928	8,201	(17.4)%
General and administrative expenses	(43,614)	(38,360)	(12.0)%
Restructuring costs	(44,925)	(13,038)	(71.0)%
Income from operations	87,189	141,173	61.9%
Other income	4,008	3,853	(3.9)%
Interest expense	(40,377)	(30,651)	(24.1)%
Income before income tax expense	50,820	114,375	125.1%
Income tax expense	15,906	25,601	61.0%
Income from continuing operations	34,914	88,774	154.3%
Income (loss) from discontinued operations	18,180	(55,752)	(406.7)%
Net income	53,094	33,022	(37.8)%
Net income attributable to noncontrolling interests from continuing operations	(4,047)	(5,414)	33.8%
Net income attributable to noncontrolling interests from discontinued operations	(8,443)	(1,480)	(82.5)%
Net income attributable to noncontrolling interests	(12,490)	(6,894)	(44.8)%
Net income attributable to AECOM from continuing operations	30,867	83,360	170.1%
Net income (loss) attributable to AECOM from discontinued operations	9,737	(57,232)	(687.8)%
Net income attributable to AECOM	$40,604	$26,128	(35.7)%

Net income (loss) attributable to AECOM per share:
Basic
Continuing operations	$0.20	$0.55	175.0%
Discontinued operations	0.06	(0.38)	(733.3)%
Basic earnings per share	$0.26	$0.17	(34.6)%

Diluted
Continuing operations	$0.19	$0.54	184.2%
Discontinued operations	0.06	(0.37)	(716.7)%
Diluted earnings per share	$0.25	$0.17	(32.0)%

Weighted average shares outstanding:
Basic	157,332	151,424	(3.8)%
Diluted	160,657	153,744	(4.3)%

AECOM

Balance Sheet Information

(unaudited - in thousands)

	September 30, 2020	December 31, 2020
Balance Sheet Information:
Total cash and cash equivalents	$1,708,332	$1,044,748
Accounts receivable and contract assets, net	4,402,277	4,419,506
Working capital	1,439,912	899,296
Total debt, excluding unamortized debt issuance costs	2,085,017	2,090,706
Total assets	12,998,951	12,504,555
Total AECOM stockholders’ equity	3,292,558	2,908,204

AECOM

Reportable Segments

(unaudited - in thousands)

	Americas	International	AECOM Capital	Corporate	Total

Three Months Ended December 31, 2020
Revenue	$2,557,260	$755,611	$284	$—	$3,313,155
Cost of revenue	2,412,228	716,557	—	—	3,128,785
Gross profit	145,032	39,054	284	—	184,370
Equity in earnings of joint ventures	1,407	3,008	3,786	—	8,201
General and administrative expenses	—	—	(1,929)	(36,431)	(38,360)
Restructuring costs	—	—	—	(13,038)	(13,038)
Income (loss) from operations	$146,439	$42,062	$2,141	$(49,469)	$141,173

Gross profit as a % of revenue	5.7%	5.2%	—	—	5.6%

Contracted backlog	$16,018,392	$3,829,735	$—	$—	$19,848,127
Awarded backlog	18,331,069	1,066,746	—	—	19,397,815
Unconsolidated JV backlog	472,739	—	—	—	472,739
Total backlog	$34,822,200	$4,896,481	$—	$—	$39,718,681

Three Months Ended December 31, 2019
Revenue	$2,451,982	$783,095	$533	$—	$3,235,610
Cost of revenue	2,312,550	757,260	—	—	3,069,810
Gross profit	139,432	25,835	533	—	165,800
Equity in earnings of joint ventures	6,429	2,836	663	—	9,928
General and administrative expenses	—	—	(2,419)	(41,195)	(43,614)
Restructuring costs	—	—	—	(44,925)	(44,925)
Income (loss) from operations	$145,861	$28,671	$(1,223)	$(86,120)	$87,189

Gross profit as a % of revenue	5.7%	3.3%	—	—	5.1%

Contracted backlog	$13,949,059	$3,610,945	$—	$—	$17,560,004
Awarded backlog	17,248,843	843,248	—	—	18,092,091
Unconsolidated JV backlog	865,791	—	—	—	865,791
Total backlog	$32,063,693	$4,454,193	$—	$—	$36,517,886

AECOM

Regulation G Information

(in millions)

Reconciliation of Revenue to Revenue, Net of Subcontractor and Other Direct Costs (NSR)

	Three Months Ended
	December 31, 2019	September 30, 2020	December 31, 2020
Americas
Revenue	$2,452.0	$2,732.3	$2,557.3
Less: subcontractor and other direct costs	1,546.4	1,803.2	1,694.3
Revenue, net of subcontractor and other direct costs	$905.6	$929.1	$863.0

International
Revenue	$783.1	$831.1	$755.6
Less: subcontractor and other direct costs	149.5	201.4	142.6
Revenue, net of subcontractor and other direct costs	$633.6	$629.7	$613.0

Segment Performance (excludes ACAP)
Revenue	$3,235.1	$3,563.4	$3,312.9
Less: subcontractor and other direct costs	1,695.9	2,004.6	1,836.9
Revenue, net of subcontractor and other direct costs	$1,539.2	$1,558.8	$1,476.0

Consolidated
Revenue	$3,235.6	$3,569.0	$3,313.2
Less: subcontractor and other direct costs	1,695.9	2,004.6	1,836.9
Revenue, net of subcontractor and other direct costs	$1,539.7	$1,564.4	$1,476.3

Reconciliation of Total Debt to Net Debt
	Balances at
	December 31, 2019	September 30, 2020	December 31, 2020

Short-term debt	$55.0	$0.2	$2.3
Current portion of long-term debt	56.6	20.7	22.0
Long-term debt, gross	3,392.3	2,064.1	2,066.4
Total debt, excluding unamortized debt issuance costs	3,503.9	2,085.0	2,090.7
Less: Total cash and cash equivalents	725.4	1,708.3	1,044.7
Net debt	$2,778.5	$376.7	$1,046.0

Reconciliation of Net Cash (Used in) Provided by Operating Activities to Free Cash Flow

	Three Months Ended
	December 31, 2019	September 30, 2020	December 31, 2020
Net cash (used in) provided by operating activities	$(206.9)	$649.3	$7.1
Capital expenditures, net	(31.1)	(30.0)	(21.3)
Free cash flow	$(238.0)	$619.3	$(14.2)

AECOM

Regulation G Information

(in millions, except per share data)

	Three Months Ended
	Dec 31, 2019	Sep 30, 2020	Dec 31, 2020

Reconciliation of Income from Operations to Adjusted Income from Operations
Income from operations	$87.2	$65.3	$141.2
Noncore operating losses & transaction related expenses	5.6	—	—
Accelerated depreciation of project management tool	—	6.9	—
Restructuring costs	44.9	91.9	13.0
Amortization of intangible assets	6.1	5.8	5.3
Adjusted income from operations	$143.8	$169.9	$159.5

Reconciliation of Income from Continuing Operations Before Taxes to Adjusted Income from Continuing Operations Before Taxes
Income from continuing operations before tax expense	$50.8	$19.3	$114.4
Noncore operating losses & transaction related expenses	5.6	—	—
Accelerated depreciation of project management tool	—	6.9	—
Restructuring costs	44.9	91.9	13.0
Amortization of intangible assets	6.1	5.8	5.3
Financing charges in interest expense	2.0	18.6	1.8
Adjusted income from continuing operations before tax expense	$109.4	$142.5	$134.5

Reconciliation of Income Taxes for Continuing Operations to Adjusted Income Taxes for Continuing Operations
Income tax expense for continuing operations	$15.9	$15.5	$25.6
Tax effect of the above adjustments*	15.2	32.7	5.5
Valuation allowances and other tax only items	(0.4)	(6.7)	2.7
Adjusted income tax expense for continuing operations	$30.7	$41.5	$33.8

* Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Net Income Attributable to Noncontrolling Interests from Continuing Operations to Adjusted Net Income Attributable to Noncontrolling Interests from Continuing Operations
Net income attributable to noncontrolling interests from continuing operations	$(4.0)	$(4.0)	$(5.4)
Amortization of intangible assets included in NCI, net of tax	(0.1)	(0.2)	(0.1)
Adjusted net income attributable to noncontrolling interests from continuing operations	$(4.1)	$(4.2)	$(5.5)

Reconciliation of Net Income (Loss) Attributable to AECOM from Continuing Operations to Adjusted Net Income Attributable to AECOM from Continuing Operations
Net income (loss) attributable to AECOM from continuing operations	$30.9	$(0.1)	$83.4
Noncore operating losses & transaction related expenses	5.6	—	—
Accelerated depreciation of project management tool	—	6.9	—
Restructuring costs	44.9	91.9	13.0
Amortization of intangible assets	6.1	5.8	5.3
Financing charges in interest expense	2.0	18.6	1.8
Tax effect of the above adjustments*	(15.2)	(32.7)	(5.5)
Valuation allowances and other tax only items	0.4	6.7	(2.7)
Amortization of intangible assets included in NCI, net of tax	(0.1)	(0.2)	(0.1)
Adjusted net income attributable to AECOM from continuing operations	$74.6	$96.9	$95.2

* Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

AECOM
Regulation G Information
(in millions, except per share data)

	Three Months Ended
	Dec 31, 2019	Sep 30, 2020	Dec 31, 2020

Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income attributable to AECOM - per diluted share	$0.19	$-	$0.54
Per diluted share adjustments:
Noncore operating losses & transaction related expenses	0.03	-	-
Accelerated depreciation of project management tool	-	0.04	-
Restructuring costs	0.28	0.57	0.09
Amortization of intangible assets	0.04	0.04	0.04
Financing charges in interest expense	0.01	0.11	0.01
Tax effect of the above adjustments*	(0.09)	(0.20)	(0.04)
Valuation allowances and other tax only items	-	0.04	(0.02)
Adjusted net income attributable to AECOM - per diluted shares	$0.46	$0.60	$0.62

Weighted average shares outstanding - basic	157.3	160.0	151.4
Weighted average shares outstanding - diluted	160.7	162.0	153.7

* Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Net Income (Loss) Attributable to AECOM from Continuing Operations to EBITDA to Adjusted EBITDA and to Adjusted Income from Operations
Net income (loss) attributable to AECOM from continuing operations	$30.9	$(0.1)	$83.4
Income tax expense	15.9	15.5	25.6
Depreciation and amortization	41.1	51.6	39.4
Interest income(2)	(3.4)	(0.8)	(1.3)
Interest expense	40.3	47.5	30.7
Amortized bank fees included in interest expense	(2.0)	(1.6)	(1.8)
EBITDA	$122.8	$112.1	$176.0
Noncore operating losses & transaction related expenses	5.6	—	—
Restructuring costs	45.0	91.9	13.0
Adjusted EBITDA	$173.4	$204.0	$189.0
Other income	(4.0)	(1.5)	(3.9)
Depreciation(1)	(33.1)	(37.6)	(32.4)
Interest income(2)	3.4	0.8	1.3
Noncontrolling interests in income of consolidated subsidiaries, net of tax	4.0	4.0	5.4
Amortization of intangible assets included in NCI, net of tax	0.1	0.2	0.1
Adjusted income from operations	$143.8	$169.9	$159.5

(1) Excludes depreciation from discontinued operations, noncore operating losses, and accelerated depreciation of project management tool.
(2) Included in other income.

Reconciliation of Segment Income from Operations to Adjusted Income from Operations
Americas Segment:
Income from operations	$145.8	$152.6	$146.4
Amortization of intangible assets	4.7	4.4	4.3
Adjusted income from operations	$150.5	$157.0	$150.7

International Segment:
Income from operations	$28.7	$39.7	$42.1
Noncore operating losses & transaction related expenses	(0.1)	—	—
Amortization of intangible assets	1.4	1.4	1.0
Adjusted income from operations	$30.0	$41.1	$43.1

Segment Performance (excludes ACAP):
Income from operations	$174.5	$192.3	$188.5
Noncore operating losses & transaction related expenses	(0.1)	—	—
Amortization of intangible assets	6.1	5.8	5.3
Adjusted income from operations	$180.5	$198.1	$193.8

AECOM

Regulation G Information

FY21 GAAP EPS Guidance based on Adjusted EPS Guidance

(all figures approximate)	Fiscal Year End 2021
GAAP EPS Guidance	$2.30 to $2.50
Adjusted EPS excludes:
Amortization of intangible assets	$0.13
Amortization of deferred financing fees	$0.03
Restructuring	$0.26
Tax effect of the above items	($0.12)
Adjusted EPS Guidance	$2.60 to $2.80

FY21 GAAP Net Income Attributable to AECOM from Continuing Operations Guidance based on Adjusted EBITDA Guidance

(in millions, all figures approximate)	Fiscal Year End 2021
GAAP net income attributable to AECOM from continuing operations guidance	$346 to $376
Adjusted net income attributable to AECOM from continuing operations excludes:
Amortization of intangible assets	$20
Amortization of deferred financing fees	$5
Restructuring*	$40
Tax effect of the above items	($19)
Adjusted net income attributable to AECOM from continuing operations	$392 to $422
Adjusted EBITDA excludes:
Adjusted interest expense, net	$109
Depreciation	$132
Income tax expense, including tax effect of above items	$157 to $167
Adjusted EBITDA Guidance	$790 to $830

*Calculated based on the mid-point of AECOM’s fiscal year 2021 guidance.

FY21 GAAP Interest Expense Guidance based on Adjusted Interest Expense Guidance

(in millions, all figures approximate)	Fiscal Year End 2021
GAAP Interest Expense Guidance	$118
Financing charges in interest expense	$(5)
Interest income	$(4)
Adjusted Interest Expense Guidance	$109

Note: Variances within tables are due to rounding.

Reconciliation of FY21 Operating Cash Flow Guidance to Free Cash Flow Guidance

(in millions, all figures approximate)	Fiscal Year End 2021
Operating Cash Flow Guidance	$535 to $735
Capital expenditures, net of proceeds from equipment disposals	($110)
Free Cash Flow Guidance	$425 to $625

Reconciliation of Income from Operations as a % of Revenue to Segment Adjusted Operating Income as a % of Net Service Revenue

Fiscal Year End 2021
Income from operations as a % of revenue	4.7%
ACAP income from operations	(0.1)%
Corporate net expenses	1.1%
Restructuring expenses*	0.3%
Subcontractor and other direct costs	7.0%
Amortization of intangibles assets	0.2%
Segment adjusted operating income as a % of net service revenue	13.2%

* Calculated based on the mid-point of AECOM’s fiscal year 2021 guidance.

Note: Variances within tables are due to rounding.